As filed with the Securities and Exchange Commission on May 31, 2022.

Registration No. 333-265159

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

TC BIOPHARM (HOLDINGS) PLC

(Exact name of registrant as specified in its charter)

Scotland	8731	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

TC BioPharm (North America) Inc.

c/o Business Filings, Inc.

108 West 13th Street

Wilmington, Delaware 19801

(800) 981-7183

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy of all communications including communications sent to agent for service, should be sent to:

Richard A. Friedman, Esq. Stephen Cohen, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700 Facsimile: (212) 653-8701	Joseph Lucosky, Esq. Lucosky Brookman LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 Telephone: (732) 395-4400 Facsimile: (732) 395-4401

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 31, 2022

4,347,826 AMERICAN DEPOSITARY SHARES

REPRESENTING 4,347,826 ORDINARY SHARES

TC BIOPHARM (HOLDINGS) PLC

This is a public offering of American depositary shares, or ADSs representing ordinary shares, of TC Biopharm (Holdings) PLC, or TCB. TCB is offering 4,347,826 ADSs. Each ADS represents one of our ordinary shares, par value £0.01 per share.

Our ADSs are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “TCBP”. On May 19, 2022, the closing trading price for our ADSs, as reported on Nasdaq, was US$1.15 per ADS. The final public offering price will be determined through negotiation between us and the lead underwriters in the offering and the recent market price used throughout this prospectus may not be indicative of the actual offering price.

We are a “foreign private issuer,” and an “emerging growth company” each as defined under the federal securities laws, and, as such, we are subject to reduced public company reporting requirements. See the section entitled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. Before buying any ADSs, you should carefully read the discussion of material risks of investing in the ADSs and the company. See “Risk Factor Summary” beginning on page 11 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$1.1500	$5,000,000
Underwriting discounts and commissions (1)	$0.1035	$450,000
Proceeds to us (before expenses) (2)	$1.0465	$4,550,000

(1)	Does not include additional compensation payable to the underwriters. We have agreed to reimburse the underwriters for certain expenses. See “Underwriting” on page 23 for additional disclosure regarding underwriting discounts and commissions and reimbursement of expenses.

We have granted the underwriters an option to purchase from us, at the public offering price, up to 652,173 additional ADSs, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $517,500 and the total proceeds to us, before expenses, will be $5,232,499.

The underwriters expect to deliver the ADSs to purchasers in the offering on or about June __, 2022.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is ____, 2022

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Neither we nor the underwriters have authorized anyone to provide information different from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. Neither we nor the underwriters take any responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy the ADSs in any circumstances under which such offer or solicitation is unlawful.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We or the underwriters have not authorized anyone to provide you with information that is different. We and the underwriters are offering to sell the ADSs, and seeking offers to buy the ADSs, only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the ADSs.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering and the distribution of this prospectus outside the United States.

ABOUT THIS PROSPECTUS

Unless the context requires otherwise, in this prospectus TC BioPharm (Holdings) plc (formerly TC BioPharm (Holdings) Limited, which was re-registered as a public limited company on January 10, 2022) and its subsidiaries (“Subsidiar(y/ies)”), and TC BioPharm Limited (our principal trading subsidiary) shall collectively be referred to as “TCB,” “the Company,” “the Group”, “we,” “us,” and “our” unless otherwise noted.

Prior to our initial public offering, the Company undertook a corporate reorganization pursuant to which TC BioPharm (Holdings) plc became the group holding company. The Company in turn effected a forward split of its ordinary shares on a 10 for 1 basis. As a result of the ten for one forward share split, all references in these financial statements and accompanying notes to units of ordinary shares or per share amounts are reflective of the forward share split for all periods presented.

The consolidated financial statement data as at December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019 have been derived from our consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Our financial information is presented in pounds sterling. For the convenience of the reader, in this Prospectus, unless otherwise indicated, translations from pounds sterling into U.S. dollars were made at the rate of £1.00 to $1.3500, which was the noon buying rate of the Federal Reserve Bank of New York on December 31, 2021. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of pounds sterling at the dates indicated or any other date. All references in this Prospectus to “$” mean U.S. dollars and all references to “£” and “GBP” mean pounds sterling.

We have made rounding adjustments to reach some of the figures included in this prospectus. As a result, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that precede them.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factor Summary”. These and other factors could cause our future performance to differ materially from our assumptions and estimates.

Some of our trademarks and trade names are used in this prospectus, which are intellectual property owned by the Company. This prospectus also includes trademarks, trade names, and service marks that are the property of other organizations. Solely for convenience, our trademarks and trade names referred to in this prospectus appear without the TM symbol, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and trade names.

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ENFORCEABILITY OF CIVIL LIABILITIES

TCB is a corporation organized under the laws of Scotland. Substantially all of TCB’s assets and the majority of its directors and executive officers are located and reside, respectively, outside the United States. Because of the location of TCB’s assets and board members, it may not be possible for investors to serve process within the United States upon TCB or those persons with respect to matters arising under the United States federal securities laws or to enforce against TCB or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws.

TCB understands that there is doubt as to the enforceability in Scotland and the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Scotland and the United Kingdom by reason of being a penalty.

TC BioPharm (North America) Inc., a Delaware corporation, with a registered office at Business Filings, Inc. 108 West 13th Street, Wilmington, Delaware 19801, has been appointed agent to receive service of process in any action against TC BioPharm (Holdings) plc in any state or federal court in the State of New York.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

TCB discusses in this prospectus its business strategy, market opportunity, capital requirements, product introductions and development plans and the adequacy of the Company’s funding. Other statements contained in this prospectus, which are not historical facts, are also forward-looking statements. TCB has tried, wherever possible, to identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and other comparable terminology.

TCB cautions investors that any forward-looking statements presented in this prospectus, or that TCB may make orally or in writing from time to time, are based on the beliefs of, assumptions made by, and information currently available to, TCB. These statements are based on assumptions, and the actual outcome will be affected by known and unknown risks, trends, uncertainties and factors that are beyond its control or ability to predict. Although TCB believes that its assumptions are reasonable, they are not a guarantee of future performance, and some will inevitably prove to be incorrect. As a result, its actual future results can be expected to differ from its expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements, which are based only on known results and trends at the time they are made, to anticipate future results or trends. Certain risks are discussed in this prospectus and also from time to time in TCB’s other filings with the Securities and Exchange Commission (“SEC”).

This prospectus and all subsequent written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to its forward-looking statements to reflect events or circumstances after the date of this prospectus.

In particular, you should consider the risks provided under “Risk factor summary” in this prospectus and in the Form 20-F for the fiscal year ended December 31, 2021 as filed with the Securities and Exchange Commission (the “2021 Form 20-F”) incorporated by reference in this prospectus.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the information incorporated by reference in this prospectus and any free writing prospectus prepared by us or on our behalf, including in particular the section entitled “Risk Factor Summary” in this prospectus, “Item 3. Key Information”, Item 4, “Information on the Company”; Item 5, “Operating and Financial review and Prospects”; Item 6,“Directors, Senior Management and Employees”; Item 7, Major Shareholders and Related Party Transactions”; and Item 8, “Financial Information” in our 2021 Form 20-F, the other sections of the documents incorporated by reference in this prospectus and the financial statements and the related notes incorporated by reference in this prospectus, before making an investment in our ADSs.

The Company

Corporate Overview

TCB based in Scotland, is a clinical-stage biopharmaceutical company focused on developing novel immunotherapy products that are based on its proprietary allogeneic gamma delta T (abbreviated as GD-T) cell platform. Harnessing the innate ability of GD-Ts has enabled TCB to develop a range of clinical-stage cell therapies designed to combat identified cancers and viral infections.

Having generated meaningful clinical data showing our product is well tolerated in late-stage acute myeloid leukemia (AML) patients, TCB is now embarking on phase 2-into-pivotal (phase 3) clinical studies to treat AML in patients who have failed to respond adequately to induction therapy, and expects to treat its first patient under this study in Q2 2022. Our unmodified cell therapy, used in the treatment of Acute Myeloid Leukemia, is supplied under the name OmnImmune® and our proposed phase 2-into-pivotal (phase 3) trial is called ACHIEVE. Clinical results generated thus far have enabled TCB to obtain FDA orphan drug status for its method of treatment of AML.

In addition to unmodified allogenic GD-Ts for treatment of blood cancers, TCB is also developing an innovative range of genetically modified chimeric antigen receptor modified T cell (abbreviated as CAR-T) products for treatment of solid cancers. TCB believes that solid cancers are more difficult to treat than blood cancers and may require addition of a chimeric antigen receptor (abbreviated as CAR) to (i) help therapeutic cells ‘navigate’ into diseased cancerous tissue, and (ii) retain therapeutic cells in-situ at the lesion for maximum efficacy.

See “Business - Overview” in our 2021 Form 20-F incorporated by reference in this prospectus.

Patent Portfolio and Intellectual Property

We believe TCB has a strong portfolio of patents and licenses covering the manufacture and commercialization of GD-T cell products and their modification via CAR-T. We own four granted patents and 48 patent applications in six families and have an exclusive license to an additional one family of three granted patent applications and 11 patent applications. We protect our proprietary position, generally, by filing an initial priority filing at the United Kingdom Intellectual Property Office, or UKIPO, followed by patent applications under the Patent Co-operation Treaty claiming priority from the initial application(s) and then progressing to national applications in, for example, the United States, Europe, Japan, China, Australia, New Zealand, South Korea, Israel and Canada.

As a platform technology, we believe the co-stimulatory CAR-T GD-T cell system has a wealth of potential options to build added functionality. We plan to continue to innovate and partner in the field to augment our drug products and introduce next generation attributes. We will also continue to innovate our manufacturing and supply chains to efficiently scale our processes and simplify the interface with patients and healthcare professionals, whilst continually seeking to reduce manufacturing costs to improve patient access.

We intend to continue building on our technology platform, comprised of intellectual property, proprietary methods and know-how in the field of GD-T cells. These assets form the foundation for our ability, not only to strengthen our product pipeline, but also to successfully defend and expand our position as a leader in the field of GD-T based immuno-oncology.

See “Business - Intellectual Property” in our 2021 Form 20-F incorporated by reference in this prospectus.

Our Product Strategy

Our strategic objective is to build a global therapeutic business with an extensive portfolio based upon unmodified and modified gamma delta T cells (GD-T) with the potential to significantly improve the outcomes of patients with cancer and infectious disease.

Our strategy is to take a step-wise approach to clinical development and commercialization. After our inception, we made clinical transitions from autologous GD-Ts to allogeneic GD-Ts to CAR-modified allogeneic GD-Ts. Our commercialization strategy is to introduce clinical studies for products firstly in blood cancers (AML initially) and then solid tumor indications.. Complementarily, since GD-T cells are dysfunctional in patients with severe viral diseases, TCB plans to develop its unmodified GD-T product to treat infectious diseases and believes that this approach may be particularly relevant in relation to the treatment of viral pandemics.

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Since 2015, TCB has built and maintained cell therapy medicinal product manufacturing facilities for Investigational Medicinal Products MIA (abbreviated IMP), operated under license from the United Kingdom Medicines and Healthcare Products Regulatory Agency (abbreviated MHRA). In April 2016, the MHRA granted a ‘Specials’ license to TCB, which allows it to treat patients under supervision of a qualified doctor outside a clinical trial, and approved the company’s facility for ongoing Good Manufacturing Process (“GMP”) compliance, which permits the manufacture and release of Advanced Therapy Medicinal Products (abbreviated ATMPs) for use in clinical trials. TCB maintains a rigorous Quality Management System, which is based on the principles of the current GMP of the European and UK law and regulation and EudraLex Volume 4, as revised. The Company complies with the two directives laying down principles and guidelines of GMP for medicinal products adopted by the Commission. Directive 2003/94/EC applies to medicinal products for human use and Directive 91/412/EEC for veterinary use. Detailed guidelines in accordance with those principles are published in the Guide to Good Manufacturing Practice which will be used in assessing applications for manufacturing authorizations and as a basis for inspection of manufacturers of medicinal products.

Regulatory approval of all aspects of medicinal therapy development, testing, manufacture and commercialization always is of concern. In the case of treatment for AML, TCB has developed the novel approach of antibody-based immunotherapy and adoptive cell therapy with the aim to improve anti-leukemia T cell function. Therefore, TCB is able to take advantage of orphan medicine regulation provided by the European Medicines Agency (abbreviated EMA) and the United States Federal Drug Administration (abbreviated FDA), which are designed to encourage medicine development for small numbers of patients where there is little commercial incentive under normal market conditions.

Part of our strategy is to collaborate with appropriate partners. We have a relationship with NIPRO Corporation (Osaka, Japan), both as a strategic investor and in collaboration to progress certain proof of concept work in relation to GD-T therapies. TCB also has a collaboration with 2seventy bio (formerly bluebird bio). (Cambridge, Massachusetts, USA) to advance our CAR engineered products into clinical development in multiple cancer antigens.

See “Business - Business Strategy” in our 2021 Form 20-F incorporated by reference in this prospectus.

TCB’s Strengths

TCB believes it has certain identified strengths. These include:

●	Clinical trials that have provided strong evidence of safety and some preliminary indications of clinical benefit;
●	A proprietary co-stimulatory CAR-T technology platform which we believe allows solid cancers to be treated without toxic side-effects;
●	Identification of a large pool of cancer targets for which we believe we can develop therapeutic candidates;
●	Retention of key business elements, especially in-house ability to manufacture cell-based product and conduct our own clinical research;
●	Robust, and growing intellectual property portfolio protecting our products and proprietary platform;
●	Our policy is to develop strategic collaborations with leading, international companies to work together with us to develop certain GD-T CAR-T products into clinic. We believe that existing and future collaborations will provide us with experience in scale-up and automation, and post-authorization sales and marketing;
●	A highly knowledgeable and experienced management team with extensive industry experience and expertise in the United States and in Europe; and
●	Ability to treat patients under the ‘Specials’ regulatory framework in Europe.

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Corporate Information

Our principal executive offices are located in Scotland, United Kingdom, with a mailing address of Maxim 1, 2 Parklands Way, Holytown, Motherwell, ML1 4WR, United Kingdom and our telephone number at that location is +44 (0) 141 433 7557. Our website address is https://www.tcbiopharm.com. The information contained on, or that can be accessed through, our website is not part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act. As such, we are eligible to, and intend to, take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” such as not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of all our ordinary shares, including those represented by the ADSs, that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Securities and Exchange Act of 1934, as amended, the Exchange Act, that are applicable to “foreign private issuers,” and under those requirements we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements of the SEC applicable to U.S. domestic issuers. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the Nasdaq Stock Market rules for domestic U.S. issuers and are not required to be compliant with all Nasdaq Stock Market rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer during and after the period we qualify as an “emerging growth company.”

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The Offering

The following is a brief summary of certain terms of this offering.

Offering price	$1.15 per ADS.

ADSs, offered by us	4,347,826 ADSs, (or 4,999,999 ADSs if the underwriter exercises its over-allotment option to purchase such additional ADSs in full).

Over-allotment option	The underwriters have an option for a period of 45 days to purchase up to 652,173 additional ADSs, representing 652,173 ordinary shares from us to cover over-allotments, at an assumed $1.15 per ADS offering price.

ADSs	Each ADS represents one ordinary share. As a holder of ADSs, we will not treat you as one of our shareholders. The depositary, through its custodian, will be the holder of the ordinary shares underlying the ADSs, and you will have the rights of a holder of ADSs or beneficial owner (as applicable) as provided in the deposit agreement among us, the depositary and owners and holders of ADSs from time to time. To better understand the terms of the ADSs you should read Item 10B (“Memorandum and Articles of Association”) in our 2021 Form 20-F included by reference in this prospectus. We also encourage you to read the deposit agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Ordinary shares outstanding before this offering	28,063,909 ordinary shares

Warrants outstanding before this offering	15,798,620 warrants to purchase ADSs

Ordinary shares to be outstanding after this offering, including ordinary shares represented by ADSs

32,411,735 ordinary shares (or 33,063,908 ordinary shares if the underwriters exercise in full their option to purchase an additional 652,173 ordinary shares), assuming an $1.15 per share offering price which is the illustrative price set forth in this prospectus.

Use of proceeds

We estimate that the net proceeds from our sale of the ADSs in this offering will be approximately $4.1 million assuming an offering price of $1.15 per ADS and after deducting underwriting discounts and commissions and offering expenses payable by us. If the underwriters exercise the over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $4.8 million after deducting underwriting discounts and commissions and offering expenses payable by us.

We currently expect to use the net proceeds from this offering to finance the cost of treating the first cohort of patients in our phase 2-into-pivotal (phase 3) clinical studies using OmnImmune to treat acute myeloid leukemia; and to contribute towards the costs of financing our ongoing operating overhead costs.

The exact amounts and timing of these expenditures will depend on a number of factors, such as the timing, scope, progress and results of our research and development efforts, the regulatory and competitive environment and the extent to which the holders of our Convertible Loan Notes (“CLNs”) choose to convert rather than opt for repayment of the balance due.

See “Use of Proceeds” for more a complete description of the intended use of proceeds from this offering.

Risk factors	You should read the “Risk Factor Summary” section within this prospectus and in Item 3D (“Risk Factors”) in our 2021 Form 20-F included by reference in this prospectus, for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital market symbols	ADSs on the Nasdaq Capital Market under the symbol “TCBP” and the Warrants under the symbol “TCBPW”

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The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 28,063,909 ordinary shares outstanding as of May 16, 2022 and excludes:

●	Any exercise by the underwriters of the over-allotment option to purchase up to 652,173 ADSs in connection with this offering or exercise of the Representative’s Warrants for 123,529 ADSs granted at the time of the IPO on February 10, 2022;

●	5,329,230 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of December 31, 2021, with a weighted-average exercise price of £0.46 per share;

●	2,615,256 ordinary shares issuable upon the exercise of options outstanding under our 2021 share option plan, as more fully described in the section titled “Management—Equity Incentive Plans”;

●	794,540 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £4.30 per share; and

●	With respect to the outstanding Convertible Loan Notes, the potential further issuances of up to 562,813 ADSs and 1,125,626 Warrants, at the option of the holders of Convertible Loan Notes.

For the description of the 2014 Share Option Scheme and 2021 Share Option Scheme see “Item 6.E Share Ownership” in the 2021 Form 20-F, which is incorporated by reference herein.

Unless otherwise stated, all information in this prospectus assumes (i) no exercise of the outstanding options described above into ordinary shares or ADSs and (ii) no exercise of the underwriter’s over-allotment option to purchase additional securities, and treats all restricted shares issued with outstanding restrictions to be vested as issued and outstanding shares.

Except as otherwise indicated all references to our articles of association in this prospectus refer to our articles of association as currently in force for TC BioPharm (Holdings) plc at the date of this prospectus.

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Summary Consolidated Financial Data

The following table summarizes our consolidated financial data as at the dates and for the periods indicated. The consolidated financial statement data as at December 31, 2021 and 2020, and for the years ended December 31, 2021, 2020 and 2019 have been derived from our consolidated financial statements, which have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Our financial information is presented in pounds sterling. For the convenience of the reader, in this Prospectus, unless otherwise indicated, translations from pounds sterling into U.S. dollars were made at the rate of £1.00 to $1.35, which was the noon buying rate of the Federal Reserve Bank of New York on December 31, 2021. Such convenience translation should not be construed as a representation that the pound sterling amounts have been or could be converted into U.S. dollars at this or at any other rate of exchange, or at all.

Our historical results are not necessarily indicative of the results that may be expected in the future.

This information should be read together with, and is qualified in its entirety by, our consolidated financial statements and the notes thereto. You should read the following summary consolidated financial and other data in conjunction with “Item 5. Operating and Financial Review and Prospects” and Item 8 (“Financial Information’), our consolidated financial statements and the notes thereto and the other financial information included in our 2021 Form 20-F annual report and incorporated by reference in this prospectus.

	Year Ended December 31
Consolidated Statement of Comprehensive Loss:	2021	2021	2020
	$’000	£’000	£’000

Revenue	2,672	1,979	1,979
Research and development expenses	(8,312)	(6,157)	(6,680)
Administrative expenses	(2,778)	(2,059)	(2,207)
Administrative expenses – costs related to preparing for a listing	(1,418)	(1,050)	-
Foreign exchange losses	(112)	(83)	-
Other income	9	7	569
Change in fair value of convertible loan derivatives	(5,646)	(4,182)	-
Finance income	-	-	1
Finance costs	(4,643)	(3,439)	(292)
Loss before tax	(20,230)	(14,984)	(6,630)
Income tax credit	1,901	1,408	1,172
Net loss for the year and Total comprehensive loss	(18,329)	(13,576)	(5,458)
Per share data
Basic and diluted loss per share (1)	(0.95)	(0.70)	(0.29)
Weighted average shares outstanding (1)	19,529,260	19,529,260	18,924,050

	As at December 31
	2021	2021	2020
	$’000	£’000	£’000

Consolidated Statement of Financial Position items:
Cash and cash equivalents	2,115	1,567	748
Working capital (2)	(22,577)	(16,724)	(1,970)
Total assets	10,832	8,024	7,267
Total liabilities	(33,187)	(24,583)	(10,614)
Share capital	263	195	195
Other reserves	22,560	16,711	16,348
Accumulated deficit	(45,178)	(33,465)	(19,889)
Total equity attributable to the equity shareholders of the parent	(22,355)	(16,559)	(3,347)

(1)	See Note 9 to our audited consolidated financial statements for the years ended December 31, 2021 and December 31, 2020, in our 2021 Form 20-F incorporated by reference, for a description of the method used to compute basic and diluted net loss per share. All references to units of ordinary shares or per share amounts are reflective of the 10 for 1 forward share split for all periods presented.
(2)	Working capital is defined as current assets less current liabilities.

10

RISK FACTOR SUMMARY

Our business is subject to a number of risks and uncertainties, including those risks discussed at length in Item 3D (“Risk Factors”) in our 2021 Form 20-F incorporated into this prospectus by reference. These risks include among others those summarized below. Investing in our company and its securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the information incorporated by reference to our 2021 Form 20-F, before investing in our company and our securities. If any of these risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price or value of our ADSs in the public market could decline, and you could lose part or all of your investment.

The following is a summary of some of the principal risks we face. The list below is not exhaustive, and investors should read the risks described under the heading “Risk Factors” in our 2021 Form 20-F incorporated by reference herein, as well as the additional risks set forth in this section, in full.

●	We have generated operating losses since inception and expect to continue to generate losses. We may never achieve or maintain profitability. We will continue to require financing to continue to implement our business plan.

●	We, as well as our independent registered public accounting firm, in relation to our financial position, have expressed substantial doubt about our ability to continue as a going concern.

●	Our lack of any approved products and our limited operating history may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

●	GD-T cell therapies are a novel approach to treating cancers and viruses, which have development risks and will require us to obtain regulatory approvals for development, testing, commercialization, manufacturing and distribution. We may not achieve all the required regulatory approvals or approvals may not be obtained as timely as needed.

●	Because of the novel approach, potential side effects, and long-term efficacy, regulatory approval will require considerable time for trials, data collection, regulatory submissions and funding for the process.

●	Enrolling patients in clinical trials may be difficult for many reasons, including high screen failure, GD-T cell proliferation capacity, timing, proximity and availability of clinical sites, perceived risks, and publicity about the success or lack of success in the methods of treatment. COVID-19 requirements may also disrupt or delay the conduct of clinical trials.

●	Because GD-T cell therapies are novel, our research and development and clinical trial results may not support our products intended purposes and regulatory approval. We are heavily dependent on the success of our lead product candidate (OmnImmune®).

●	Market opportunities for certain of our product candidates may be limited to those patients who are ineligible for or have failed prior treatments. This class of patient may be limited in number, difficult to locate and service, require special governmental approval, and unable to pay or obtain reimbursement.

●	We rely on many third parties for aspects of our product development and commercialization, such as raw material supply, clinical trials, obtaining approvals, aspects of manufacturing, development of additional product candidates and distribution. We may not be able to control these parties and their business practices, such as compliance with good manufacturing requirements or their ability to supply or service us timely, which will likely disrupt our business.

●	We face substantial competition: others may discover, develop or commercialize competing products before or more successfully than TCB.

●	Even if we are able to commercialize any product candidates, such drugs may become subject to unfavorable pricing regulations or third-party coverage and reimbursement policies. Commercialized products may not be adopted by the medical profession.

●	Because we operate internationally, we will be subject to a wide array of regulation of the United Kingdom, European Union and United States. In addition to regulation surrounding new drug development and their manufacture, distribution and use, we will be subject, for example to data protection rules relating to medical records, medical and general privacy laws, environmental laws regarding medical waste, and bribery and corrupt practices law, in addition to all the drug related approval, manufacturing and distribution rules.

●	Product liability claims are frequent in drug development of novel therapies and insurance is mandatory and expensive. The inability to obtain insurance may prevent product development and claims may surpass our ability to pay and call into question the efficacy of a product with resulting reputational damage.

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●	Protecting our intellectual property is paramount in our ability to be able to commercialize our products and generate revenues and investment returns for our stockholders. We may not be able to obtain the intellectual property protection we seek due to its cost, requirement to pursue it in many jurisdictions, challenges by others and patent office rejection.

●	Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies acting in multiple jurisdictions, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

●	As part of product development, we may need to license aspects of our research and products from third parties or if our IP is challenged, we may have to seek license accommodation, any of which may be expensive, limited in scope, or unavailable.

●	We currently have a limited number of employees, and our future success depends on our ability to retain key executives and to attract, retain and motivate qualified personnel at all levels.

●	We will need to grow the size and capabilities of our organization, and we may experience difficulties in managing this growth including but not limited to running a public company and taking a therapeutic through to market approval.

●	We expect to expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations. We expect to require further funding for these expansions of activity.

●	We will incur increased costs as a result of operating as a public company in the United States, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.

●	Certain of our existing stockholders, members of our board of directors and senior management maintain the ability to exercise significant control over us. Your interests may conflict with the interests of these existing stockholders.

●	We are offering ADSs representing our ordinary shares, which provide rights that are different from directly holding our ordinary shares. The outstanding public Warrants do not have the rights of shareholders until exercised. Our public Warrants form a substantial part of our capitalization, and they have substantial protective provisions, which may limit our ability to raise capital.

●	Future sales, or the possibility of future sales, of a substantial number of our ordinary shares, through the additional deposit of ordinary shares for ADSs, could adversely affect the price of our ADSs in the market. After any lock up period, a substantial number of our issued and outstanding ordinary shares will be eligible for trading on the public securities market by their being deposited with the depositary for ADSs.

●	As a foreign private issuer, we, and our stockholders, have certain exceptions to disclosure regulation under United States federal securities regulation, and take certain Nasdaq governance exceptions. Consequently, investors may not have the totality of disclosure about and governance controls in TCB as compared to United States domestic reporting companies.

●	Shareholder rights and recourse will be governed by and ultimately determined by Scottish and United Kingdom law and judicial process, which in many ways are more limited than United States law and practice. Most of our directors and officers are not resident in the United States. Most of our assets are located in the United Kingdom.

12

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our ordinary shares. We do not have any current plans to pay any dividends on our ordinary shares, including those represented by ADSs, in the foreseeable future. We intend to retain all our available funds and any future earnings to operate and expand our business. Because we do not anticipate paying any cash dividends in the foreseeable future. Capital appreciation, if any, will be your sole source of gains, and you may never receive a return on your investment.

The determination to pay dividends, if any, will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual and legal restrictions and other factors that the board of directors may deem relevant.

Under current Scottish law, among other things, a company’s accumulated realized profits must exceed its accumulated realized losses (on a non-consolidated basis) before dividends can be paid. Accordingly, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated realized profits that have not been previously distributed or capitalized less our accumulated realized losses, so far as such losses have not been previously written off in a reduction or reorganization of capital.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the ADSs in this offering will be $4.1 million (or $4.8 million if the underwriters exercise their over-allotment option to purchase additional ADSs in full), based on an assumed public offering price of $1.15 per ADS, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently expect to use the net proceeds from this offering primarily as follows:

●	to finance the cost of treating patients under our proposed ACHIEVE clinical trial using our unmodified GD-T product OmnImmune® (TCB 008-001), a phase 2 into pivotal (phase 3) trial for the treatment of acute myeloid leukemia, and

●	To finance our ongoing operating overhead and add to our cash reserves for working capital management.

We expect that the net proceeds from this offering, combined with our current cash (which, at May 23, 2022 amounted to approximately $6.5 million), will be sufficient to fund operations into our fourth financial quarter ending December 31, 2022. However, we will need to raise additional capital in order to continue product development; complete the clinical trials referred to in the above analysis and additional, new clinical trials; pursue regulatory approvals; protect our intellectual property, and generally commercialize our product candidates and scale up our operating and overhead infrastructure. Our expected use of net proceeds from this offering, as described above, represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. We believe opportunities may exist from time to time to expand our current business through the acquisition or in-license of complementary product candidates or programming technologies. While we have no current plans or agreements for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials, the potential for achieving accelerated regulatory approval and the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

Pending these uses, we plan to invest the net proceeds of this offering and our existing cash reserves in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States and the United Kingdom. The goal with respect to the investment of these net proceeds is capital preservation and liquidity so that such funds are readily available to fund our operations. Our investment positions will also take into consideration the law and rules under the U.S. Investment Company Act of 1940, so as to avoid being characterized as an investment company thereunder.

13

CAPITALIZATION

You should read this information together with our audited consolidated financial statements and related notes of TC BioPharm (Holdings) plc included in our 2021 Form 20-F annual report and incorporated by reference in this prospectus and the information set forth under the sections titled “Use of Proceeds” and “Item 5. Operating and Financial Review and Prospects” included in our 2021 Form 20-F annual report and incorporated by reference.

The following table sets forth our cash and cash equivalents, indebtedness and capitalization as of December 31, 2021, on:

(1) an actual basis;

(2) a pro forma basis to give effect to (i) the accrued interest on the Convertible Loan Notes outstanding at December 31, 2021 up to May 16, 2022; (ii) the issue, at IPO on February 10, 2022, of 3,164,015 ADSs and 6,328,030 Warrants on conversion of Convertible Loan Notes (including the interest accrued to February 10, 2022) pursuant to the provisions of such notes; (iii) the fair value adjustment in relation to the Convertible Loan Note Derivative based on the market price per ADS as at May 16. 2022; (iv) the issue of 1,234,646 ordinary shares under the terms of our Articles of Association to certain shareholders who, owned A ordinary shares which carried the right, to subscribe at nominal value for a certain number of additional shares prior to the IPO; (v) the issue, at IPO on February 10, 2022, of 4,117,648 ADSs and the 9,470,590 Warrants; (vi) the movement in the fair value of the Warrants outstanding as at May 16, 2022; and (vii) the repayment of Convertible Loan Notes (including the interest accrued to date) pursuant to the provisions of such notes totaling $2,363,649.

(3) a pro forma basis as adjusted to give effect to (i) the sale of 4,347,826 ADSs pursuant to this prospectus, at an assumed public offering price of $1.15 per one ADS in this offering.

The pro forma as adjusted calculations assume a public offering price of $1.15 per one ADS after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	As of December 31, 2021
	Actual (1)		Pro Forma (2)	Pro Forma As Adjusted (3)
	(in thousands, except share and per share data)
	£	$	$	$
Cash and cash equivalents	1,567	2,115	14,026	18,116

Convertible Loan Notes	6,806	9,188	884	884
Convertible Loan Notes – derivative	6,926	9,350	-	-
Warrant liabilities [1]	-	-	12,503	12,503

Total equity attributable to equity holders:
A Ordinary shares, £0.01 par value; 1,734,580 shares authorized, issued and outstanding, actual; Nil shares authorized, issued and outstanding, pro forma; Nil shares authorized, issued and outstanding, pro forma as adjusted	17	23	-	-
Ordinary shares, £0.01 par value; 17,813,020 shares authorized, issued and outstanding, actual; £0.01 par value 28,063,909 shares authorized, issued and outstanding, pro forma; £0.01 par value 32,411,735 shares authorized, issued and outstanding, pro forma as adjusted	178	240	379	438
Share premium	-	-	12,631	16,662
Other reserves	16,711	22,560	22,560	22,560
Accumulated deficit	(33,465)	(45,178)	(37,961)	(37,961)
Total shareholders’ equity	(16,559)	(22,355)	(2,391)	1,699

Total capitalization	(2,827)	(3,817)	10,996	15,086

[1] Represents the fair value as of May 16, 2022 of the 15,798,620 warrants issued as of the completion of the IPO on February 10, 2022. Under the terms of the Warrant agreement (Exhibit 2.2), the exercise price is subject to adjustment as described in Section 5 of the Warrant certificate included within the agreement. In line with the agreement, the exercise price will be adjusted to the issue price contained within this registration statement. The Capitalization table reflects the Warrant liabilities, as valued for the requisite change in exercise price.

14

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 28,063,909 ordinary shares outstanding as of May 16, 2022 and excludes:

●	Any exercise by the underwriters of the over-allotment option to purchase up to 652,173 ADSs in connection with this offering or exercise of the Representative’s Warrants for 123,529 ADSs granted at the time of the IPO on February 10, 2022;

●	5,329,230 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of December 31, 2021, with a weighted-average exercise price of £0.46 per share;

●	2,615,256 ordinary shares issuable upon the exercise of options outstanding under our 2021 share option plan, as more fully described in the section titled “Management—Equity Incentive Plans”;

●	794,540 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £4.30 per share; and

●	With respect to the outstanding Convertible Loan Notes, the potential further issuances of up to 562,813 ADSs and 1,125,626 Warrants, at the option of the holders of Convertible Loan Notes.

To the extent these outstanding options or any newly issued options are exercised, or we issue additional ordinary shares in the future, there will be further dilution to the new investors purchasing ordinary shares represented by ADSs in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

15

DILUTION

If you invest in our ADSs in this offering, your ownership interest of our ordinary shares will be immediately diluted to the extent of the difference between the public offering price per ADS in this offering and the pro forma as adjusted net tangible book value per ADS after this offering. For the purposes of calculating the potential impact of dilution, the full value of an assumed offering price of $1.15 per ADS has been ascribed to the ADSs. Dilution results from the fact that the public offering price per ADS is substantially in excess of the net tangible book value per ADS.

As of December 31, 2021, we had a historical net tangible book value of (£17.0) million (net liabilities), or (£0.87) per ADS (equivalent to ($1.18) per ADS). Our net tangible book value per ADS represents total tangible assets less total liabilities, divided by the number of ordinary shares and the A class ordinary shares outstanding on December 31, 2021.

After giving further effect to the sale of 4,347,826 ADSs in this offering at an assumed offering price of $1.15 per ADS and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2021 would have been $1.0 million, or £0.8 million and $0.03 per share, or £0.02 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.14 per ordinary share to existing investors and immediate dilution of $1.12 per ADS to new investors attributable to this offering. The following table illustrates this dilution to new investors purchasing ADSs in this offering:

Assumed public sale price per ADS		$1.15
Historical net tangible book value per ADS as at December 31, 2021	$(1.18)
Increase in net tangible book value per ADS attributable to our corporate reorganization and proforma presentation of convertible loan notes and transactions associated with the IPO, as described above	1.07
Pro forma net tangible book value per ADS as of December 31, 2021	(0.11)
Increase in net tangible book value per ADS attributable to this offering	0.14
Pro forma as adjusted net tangible book value per ADS after this offering		0.03
Dilution per ADS to new investors purchasing ADSs in this offering		$1.12

Under the terms of the warrant agreement, the exercise price of Warrants to purchase ADSs is subject to adjustment as described in Section 5 of the Warrant certificate included within the agreement. In line with the agreement, the exercise price will be adjusted to the issue price contained within this registration statement. The Dilution table above reflects the Warrant liabilities, as valued for the requisite change in exercise price.

If the underwriters exercise their option to purchase additional ADSs in full, the pro forma as adjusted net tangible book value per ADS after the offering would be $0.05, the increase in net tangible book value per ADS to existing shareholders would be $0.16 and the immediate dilution in net tangible book value per ADS to new investors in this offering would be $1.10.

16

The following table summarizes, after giving retrospective effect to the 10 for 1 forward share split, on the pro forma as adjusted basis described above as of December 31, 2021, the differences between the existing shareholders and the new investors in this offering with respect to the number of ADSs offered hereby, the total consideration paid to us and the average price per share, based on an assumed public offering price of $1.15 per ADS before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Ordinary Shares Issued		Total Consideration		Average Price Per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders	28,063,909	87%	$53,776,607	91%	$1.92
New investors	4,347,826	13%	5,000,000	9%	1.15
Total	32,411,735	100%	$58,776,607	100%	$1.81

If the underwriters exercise their option to purchase additional ADSs in full, the percentage of ordinary shares held by existing shareholders will decrease to 85% of the total number of ordinary shares outstanding after the offering, and the number of ordinary shares underlying the ADSs held by new investors will be increased to 4,999,999 or 15% of the total number of ordinary shares outstanding after this offering.

The number of our ordinary shares (including shares represented by ADSs) to be outstanding after this offering is based on 28,063,909 ordinary shares outstanding as of May 16, 2022, and the issue of 4,347,826 ordinary shares represented by ADSs in our initial public offering and excludes:

●	Any exercise by the underwriters of the over-allotment option to purchase up to 652,173 ADSs in connection with this offering or exercise of the Representative’s Warrants for 123,529 ADSs granted at the time of the IPO on February 10, 2022;

●	5,329,230 ordinary shares issuable upon the exercise of options outstanding under our 2014 Share Option Scheme as of December 31, 2021, with a weighted-average exercise price of £0.46 per share;

●	2,615,256 ordinary shares issuable upon the exercise of options outstanding under our 2021 share option plan, as more fully described in the section titled “Management—Equity Incentive Plans”;

●	794,540 ordinary shares issuable upon the exercise of options outstanding, at a future date based on the achievement of certain clinical and commercial milestones with an exercise price of £4.30 per share; and

●	With respect to the outstanding Convertible Loan Notes, the potential further issuances of up to 562,813 ADSs and 1,125,626 Warrants, at the option of the holders of Convertible Loan Notes.

17

MATERIAL INCOME TAX CONSIDERATIONS

The following summary contains a description of material U.K. and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares. This summary should not be considered a comprehensive description of all the tax considerations that may be relevant to the decision to acquire our ordinary shares.

U.S. Federal Income Taxes

The following is a summary of the material U.S. federal income tax consequences to U.S. Holders (as defined below) of purchasing, owing and disposing of the ordinary shares or ADSs. This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a U.S. Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder of ordinary shares or the ADSs. The summary does not address any U.S. tax matters other than those specifically discussed. The summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury Regulations issued thereunder, judicial decisions and administrative rulings and pronouncements and other legal authorities, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences described herein.

The discussion below applies only to U.S Holders as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address the tax consequences that may be relevant to U.S. Holders who, in light of their particular circumstances, may be subject to special tax rules, including without limitation:

●	insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, brokers or dealers in securities or foreign currencies, banks and other financial institutions, mutual funds, retirement plans, traders in securities that elect to mark to market, certain former U.S. citizens or long-term residents;

●	U.S. Holders that are classified for U.S. federal income tax purposes as partnerships and other pass-through entities and investors therein;

●	U.S. Holders who hold ordinary shares or ADSs as part of a hedge, straddle, constructive sale, conversion, or other integrated or risk-reduction transaction, as “qualified small business stock,” within the meaning of Section 1202 of the Code or as Section 1244 stock for purposes of the Code;

●	U.S. Holders who hold ordinary shares or ADSs through individual retirement or other tax-deferred accounts;

●	U.S. Holders that have a functional currency other than the U.S. dollar;

●	U.S. Holders who are subject to the alternative minimum tax provisions of the Code or the Medicare surtax of 3.8% on net investment income imposed by Section 1411 of the Code;

●	U.S. Holders who acquire their ordinary shares or ADSs pursuant to any employee share option or otherwise as compensation;

●	U.S. Holders required to accelerate the recognition of any item of gross income with respect to their ordinary shares or ADSs as a result of such income being recognized on an applicable financial statement; or

●	U.S. Holders who hold or held, directly or indirectly, or are treated as holding or having held under applicable constructive attribution rules, 10% or more of the ordinary shares or ADSs of the company, measured by voting power or value.

Any such U.S. Holders should consult their own tax advisors.

For purposes of this discussion, a “U.S. Holder” means a holder of our ordinary shares or ADSs that is or is treated as, for U.S. federal income tax purposes,

(i)	an individual citizen or resident of the United States;
(ii)	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia or any entity treated as such for U.S. federal income tax purposes;
(iii)	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or
(iv)	a trust (A) the administration over which a U.S. court exercises primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control, or (B) that has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person under the Code.

18

If a partnership or other pass-through entity (including any entity or arrangement treated as such for purposes of U.S. federal income tax law) holds our ordinary shares or ADSs, the tax treatment of a partner of such partnership or member of such entity will generally depend upon the status of the partner and the activities of the partnership. Partnerships and other pass-through entities holding our ordinary shares or ADSs, and any person who is a partner or member of such entities should consult their own tax advisors regarding the tax consequences of purchasing, owning and disposing of the ordinary shares or ADSs.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as TCB, will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, if, in the case of any particular taxable year, either (i) 75% or more of its gross income for such taxable year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash is categorized as a passive asset and the company’s un-booked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. For this purpose, a foreign corporation will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other non-U.S. corporation in which it owns, directly or indirectly, more than 25% (by value) of the stock.

Based upon its current income and assets and projections as to the value of the ordinary shares or ADSs, it is not presently expected that we will be classified as a PFIC for the 2022  taxable year or the foreseeable future.

The determination of whether we will be or become a PFIC will depend upon the composition of its income (which may differ from our historical results and current projections) and assets and the value of its assets from time to time, including, in particular the value of its goodwill and other un-booked intangibles (which may depend upon the market value of the ordinary shares or ADSs from time to time and may be volatile). Among other matters, if our market capitalization is less than anticipated or subsequently declines, we may be classified as a PFIC for the taxable year in the 2021 taxable year or future taxable years. It is also possible that the IRS may challenge the classification or valuation of our assets, including its goodwill and other unbooked intangibles, or the classification of certain amounts received by us, including interest earnings, which may result in our being, or becoming classified as, a PFIC for the taxable year in 2021 or future taxable years.

The determination of whether we will be or become a PFIC may also depend, in part, on how, and how quickly, it uses liquid assets and the cash proceeds of this offering or otherwise. If we were to retain significant amounts of liquid assets, including cash, the risk of our being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the 2022 taxable year or any future taxable year, and no opinion of counsel has or will be provided regarding the classification of us as a PFIC. If we were classified as a PFIC for any year during which a holder held our ordinary shares or ADSs, it generally would continue to be treated as a PFIC for all succeeding years during which such holder held the ordinary shares or ADSs. The discussion below under “—Dividends Paid on Ordinary Shares or ADSs” and “—Sale or Other Disposition of Ordinary Shares or ADS” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes.

Dividends Paid on Ordinary Shares including ordinary shares represented by ADSs

Subject to the PFIC rules described below, any cash distributions (including constructive distributions) paid on the ordinary shares including ordinary shares represented by ADSs out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares including ordinary shares represented by ADSs. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes. Under current law, a non-corporate recipient of a dividend from a “qualified foreign corporation” will generally be subject to tax on the dividend income at the lower applicable net capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period and other requirements are met.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for these purposes and which includes an exchange of information program, or (ii) with respect to any dividend paid by such corporation on its stock, if such stock is readily tradable on an established securities market in the United States. We believe we are eligible for the benefits of the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and On Capital Gains, or the United States-United Kingdom income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose and includes an exchange of information program), in which case it would be treated as a qualified foreign corporation with respect to dividends paid on the ordinary shares or ADSs. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

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Sale or Other Disposition of Ordinary Shares or ADSs

Subject to the PFIC rules discussed below, a U.S. Holder of our ordinary shares or ADSs will generally recognize capital gain or loss, if any, upon the sale or other disposition of ordinary shares or ADSs, respectively, in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares or ADSs. Any capital gain or loss will be long-term capital gain or loss if the ordinary shares or ADSs have been held for more than one year and will generally be United States source capital gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation.

Disposition of Foreign Currency

U.S. Holders are urged to consult their tax advisors regarding the tax consequences of receiving, converting or disposing of any non-U.S. currency received as dividends on our ordinary shares or ADSs.

Tax on Net Investment Income

A U.S. Holder may be subject to a Medicare surtax of 3.8% on some or all of such U.S. Holder’s “net investment income” as defined in Section 1411 of the Code. Net investment income generally includes income from the ordinary shares or ADSs unless such income is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). You should consult your tax advisors regarding the effect this Medicare tax may have, if any, on your acquisition, ownership or disposition of ordinary shares or ADSs.

Passive Foreign Investment Company Rules

If we are is classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs, unless the holder makes a mark-to-market election (as described below), the holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the holder (which generally means any distribution paid during a taxable year to a holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the holder’s holding period for the ordinary shares or ADSs), and (ii) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of our ordinary shares or ADSs. Under the PFIC rules:

●	The excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or ADSs;

●	The amount of the excess distribution or gain allocated to the taxable year of the distribution or disposition and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC, or a pre-PFIC year, will be taxable as ordinary income; and

●	The amount of the excess distribution or gain allocated to each taxable year other than the taxable year of the distribution or disposition or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares or ADSs and any of its non-U.S. subsidiaries is also a PFIC, such holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such ordinary shares or ADSs, provided that they are “regularly traded” (as specially defined under the Code) on The Nasdaq Stock Market. No assurances may be given regarding whether the ordinary shares or ADSs will qualify, or will continue to be qualified, as being regularly traded in this regard. If a mark-to-market election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ordinary shares or ADSs held at the end of the taxable year over the adjusted tax basis of such securities and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of such securities over the fair market value of such securities held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ordinary shares or ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election, in each year that we are a PFIC any gain recognized upon the sale or other disposition of the ordinary shares or ADSs will be treated as ordinary income and loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. U.S. Holders of our ordinary shares or ADSs should consult their tax advisors regarding the availability of a mark-to-market election with respect to such ordinary shares or ADSs.

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If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that a PFIC may own, a U.S. Holder who makes a mark-to-market election with respect to the ordinary shares or ADSs may continue to be subject to the general PFIC rules with respect to such holder’s indirect interest in any of our non-U.S. subsidiaries that is classified as a PFIC.

We do not intend to provide information necessary for U.S. Holder’s to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. However, as described above under “Passive Foreign Investment Company Considerations-PFIC Classification of TCB,” it is not presently expected that we will be classified as a PFIC for the 2022 taxable year or the foreseeable future.

As discussed above under “Dividends Paid on Ordinary Shares or ADSs”, dividends that we pay on the ordinary shares or ADSs will not be eligible for the reduced tax rate that applies to qualified dividend income if we are is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns the ordinary shares or ADSs during any taxable year that we are a PFIC, the holder must file an annual information return with the IRS. Each holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing ordinary shares or ADSs if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information reporting and backup withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50 thousand (or a higher U.S. dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares or ADSs. Information reporting will apply to payments of dividends on, and to proceeds from the sale or other disposition of, our ordinary shares or ADSs by a paying agent within the United States to a holder, other than holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, our ordinary shares or ADSs within the U.S. to a U.S. Holder (other than holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

Material United Kingdom Tax Considerations

The following is a description of the material U.K. tax considerations relating primarily to the ownership and disposal of our ordinary shares or ADSs by the U.S. Holders described above. The U.K. tax comments set out below are based on current U.K. tax law as applied in Scotland, and HMRC practice (which may not be binding on HMRC) as at the date of this summary, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and, save where otherwise stated, only apply to you if you are not resident in the U.K. for U.K. tax purposes and do not hold our ordinary shares or ADSs for the purposes of a trade, profession or vocation that you carry on in the U.K. through a branch, agency or permanent establishment in the U.K. and if you hold our ordinary shares as an investment for U.K. tax purposes and are not subject to special rules.

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This summary does not address all possible tax consequences relating to an investment in our ordinary shares or ADSs. In particular it does not cover the U.K. inheritance tax consequences of holding our ordinary shares or ADSs. It assumes that the depositary or DTC has not made an election under section 97A(1) of the Finance Act 1986. It assumes that we do not (and will not at any time) derive 75% or more of our qualifying asset value, directly or indirectly, from U.K. land, and that we are and remain solely resident in the U.K. for tax purposes. It assumes that the holder is not our officer or our employee (or of any related company of ours) and has not (and is not deemed to have) acquired the ordinary shares or ADSs by virtue of an office or employment. It assumes that a holder of ordinary shares or ADSs is the beneficial owner of the underlying ordinary shares for U.K. tax purposes. This summary is for general information only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular holder. Holders of our ordinary shares or ADSs are strongly urged to consult their tax advisers in connection with the U.K. tax consequences of their investment in our securities.

U.K. Taxation of Dividends and Distributions

We will not be required to withhold amounts for or on account of U.K. tax at source when paying a dividend or distribution in respect of our ordinary shares.

Individual holders who hold our ordinary shares as an investment, who are not resident in the U.K. for U.K. tax purposes should not be subject to U.K. income tax in respect of any dividends on our ordinary shares, unless they hold their ordinary shares in connection with any trade, profession or vocation carried on (whether solely or in partnership) by them in the U.K. through a branch, agency or permanent establishment in the U.K.. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. income tax in respect of our dividends.

Corporate holders which are not resident in the U.K. for U.K. tax purposes should not be subject to U.K. corporation tax in respect of any dividends on our ordinary shares, unless they carry on a trade in the U.K. through a permanent establishment to which the ordinary shares are attributable. In these circumstances, such holders may, depending on their individual circumstances and if an exemption from U.K. corporation tax in respect of dividend payments does not apply, be chargeable to U.K. corporation tax in respect of our dividends.

U.K. Taxation of Capital Gains

An individual holder who is not resident in the U.K. for U.K. tax purposes should not be liable to U.K. capital gains tax on capital gains realized on the disposal of their ordinary shares unless such holder carries on (whether solely or in partnership) a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which our ordinary shares are attributable. In these circumstances, such holder may, depending on his or her individual circumstances, be chargeable to U.K. capital gains tax on chargeable gains arising from a disposal of his or her ordinary shares.

Any such individual holder of our ordinary shares who is temporarily non-resident for U.K. tax purposes will, in certain circumstances, become liable to U.K. tax on capital gains in respect of gains realized while they were not resident in the U.K.

A corporate holder of our ordinary shares which is not resident in the U.K. for U.K. tax purposes should not be liable for U.K. corporation tax on chargeable gains realized on the disposal of our ordinary shares unless it carries on a trade in the U.K. through a permanent establishment in the U.K. to which our ordinary shares are attributable. In these circumstances, a disposal of ordinary shares by such holder may give rise to a chargeable gain or an allowable loss for the purposes of U.K. corporation tax.

Stamp Duty and Stamp Duty Reserve Tax

The discussion below relates to the holders of our ordinary shares or ADSs wherever resident, however it should be noted that special rules may apply to certain persons such as market makers, brokers, dealers or intermediaries.

As a general rule (and except in relation to depositary receipt systems and clearance services (as to which see below)), no UK stamp duty or stamp duty reserve tax, or SDRT, is payable on the issue of the ordinary shares underlying the ADSs.

An unconditional agreement to transfer ordinary shares will normally give rise to a charge to SDRT at the rate of 0.5% of the amount or value of the consideration payable for the transfer. The purchaser of the shares is liable for the SDRT. Transfers of ordinary shares in certificated form are generally also subject to stamp duty at the rate of 0.5% of the amount or value of the consideration given for the transfer (rounded up to the next £5.00). Stamp duty is normally paid by the purchaser. The charge to SDRT will be cancelled or, if already paid, repaid (generally with interest), where a transfer instrument has been duly stamped within six years of the charge arising, (either by paying the stamp duty or by claiming an appropriate relief) or if the instrument is otherwise exempt from stamp duty.

Under current UK legislation, an issue or transfer of ordinary shares or an unconditional agreement to transfer ordinary shares to a clearance service or a depositary receipt system (including to a nominee or agent for, a person whose business is or includes the issue of depositary receipts or the provision of clearance services) will generally be subject to SDRT (and, in the case of transfers, where the transfer is effected by a written instrument, stamp duty) at a higher rate of 1.5% of the amount or value of the consideration given for the transfer or, in certain circumstances, the value of the ordinary shares unless the clearance service has made and maintained an election under section 97A of the UK Finance Act 1986, or a section 97A election. It is understood that HMRC regards the facilities of DTC as a clearance service for these purposes and we are not aware of any section 97A election having been made by the DTC.

However, based on current published HMRC practice following European Union case law in respect of the European Council Directives 69/335/EEC and 2009/7/EC, no SDRT is generally payable in respect of such an issue of ordinary shares and no SDRT or stamp duty is generally payable in respect of such a transfer of ordinary shares where such transfer is an integral part of an issue of share capital. It is noted that on January 31, 2020 the United Kingdom ceased to be a Member State of the European Union. Accordingly, the extent to which HMRC’s position will remain as set out in this paragraph following the end of the transition period on December 31, 2020 is uncertain.

Any stamp duty or SDRT payable on an issue or transfer of ordinary shares to a depositary receipt system or clearance service (although strictly accountable by the clearance service or depositary receipt system operator or their nominee) will in practice generally be paid by the transferors or participants in the clearance service or depositary receipt system. Specific professional advice should be sought before incurring or reimbursing the costs of a 1.5% stamp duty or SDRT charge in any circumstances.

No UK SDRT or stamp duty is required to be paid in respect of the issue or transfer of, or an agreement to transfer, ADSs (including by way of a paperless transfer of ADSs through the facilities of DTC).

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UNDERWRITING

EF Hutton, division of Benchmark Investments, LLC (the “Representative”), is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement with the Representative (the “underwriting agreement”). Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering prices per ADS, less the underwriting discounts set forth on the cover page of this prospectus, the number of ADSs listed next to its name in the following table:

Number of ADSs
EF Hutton, division of Benchmark Investments, LLC

Total

The underwriters are committed to purchase all of the ADSs offered by us, other than those covered by the over-allotment option to purchase additional ADSs described below, if they purchase any ADSs. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations, and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the ADSs subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public, and to reject orders in whole or in part.

Over-Allotment Option

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an aggregate of 652,173 additional ADSs (equal to 15% of the ADSs sold in the offering) at the public offering price per ADS, less underwriting discounts and commissions, solely to cover over-allotments, if any. The purchase price to be paid per additional ADS shall be equal to the public offering price of the ADSs, less the underwriting discount. If this option is exercised in full, the total price to the public will be $5,749,999 and the total net proceeds, before expenses, to us will be $5,232,499.

Discounts, Commissions, and Reimbursement

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

		Total
	Per ADS	Without Option	With Option

Public offering price	$1.1500	$5,000,000	$5,749,999
Underwriting discounts and commissions (9%)	$0.1035	$450,000	$517,500
Proceeds, before expenses, to us	$1.0465	$4,550,000	$5,232,499

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The underwriters propose to offer the ADSs to the public at the public offering prices set forth on the cover of this prospectus. If all of the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay all expenses relating to the offering, including: (a) all filing fees and expenses relating to the registration of the shares with the Commission; (b) all fees and expenses relating to the listing of the shares on Nasdaq; (c) all fees associated with the review of the offering by FINRA; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of shares offered under “blue sky” securities laws or the securities laws of foreign jurisdictions designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel all fees, expenses and disbursements relating to the registration, qualification or exemption of the shares under the securities laws of such foreign jurisdictions; (f) the costs of mailing and printing the offering materials; (g) transfer and/or stamp taxes, if any, payable upon our transfer of the shares to the Representative; and (h) the fees and expenses of our accountants; and (i) actual accountable expenses of the Representative not to exceed $100,000, which amount includes expenses for the Representative’s legal counsel and road show expenses. We have also agreed to pay to the underwriters a non-accountable expense allowance equal to 1% of the gross proceeds of the offering payable at the closing of the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, and including the above-referenced advance to the Representative, will be approximately $0.5 million.

Discretionary Accounts

The underwriters do not intend to confirm sales of the ADSs offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Subject to various leak out provisions, early termination provisions and exceptions, our executive officers and directors, and certain of our stockholders and convertible loan note holders have agreed not to, without the prior written consent of the Representative, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any shares of our ordinary shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of our ordinary shares, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any of the ordinary shares or securities convertible into or exercisable or exchangeable for the ordinary shares or any other of our securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions), for periods of 90 to 180 days from the date of the IPO (February 10, 2022).

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for the ordinary shares or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our ordinary shares, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, without the prior written consent of the Representative, for a period of 180 days from the date of this prospectus.

Electronic Offer, Sale, and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Listing

Our ADSs are listed on the Nasdaq Capital Market under the symbol “TCBP.”

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.

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●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters, and selling group members may engage in passive market making transactions in our securities on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

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SELLING RESTRICTIONS

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements), and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of our Company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by our Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

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United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to our company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. If you believe you are an exempt relevant person for the purposes of the FPO (ie that you fall within one of the categories referred to above or another category of exempt relevant persons) and wish to make an investment in the Company, please contact the Company directly. Please note that no offer will be made to, and no subscription will be accepted from, any person in the UK who is not an exempt relevant person for the purposes of the FSMA and FPO.

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EXPENSES OF THE OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates, in United States dollars:

SEC registration fee	$553
FINRA filing fee	$2,250
Printer fees and expenses	$6,000
Legal fees and expenses	$290,500
Accounting fees and expenses	$135,000
Miscellaneous	$25,522
Total	$459,805

LEGAL MATTERS

We are being represented by Sheppard, Mullin, Richter & Hampton LLP, New York, New York with respect to certain legal matters of United States federal securities and New York state law. We are being represented by Addleshaw Goddard LLP, Glasgow, Scotland with respect to certain legal matters of the law of Scotland and other applicable law of the United Kingdom and as to certain patent law matters by Murgitroyd & Company Limited. The validity of the ordinary shares offered in this offering and legal matters as to the law of Scotland were passed upon for us by Addleshaw Goddard LLP, Glasgow, Scotland. The underwriters are being represented by Lucosky Brookman LLP with respect to matters of federal law of the United States and of the law of the State of New York.

EXPERTS

The consolidated financial statements of TC BioPharm (Holdings) plc at December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, included in our 2021 Form 20-F annual report and incorporated by reference in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Ernst & Young LLP is 144 Morrison Street, Edinburgh, EH3 8EX, United Kingdom.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. registrants whose securities are registered under the Exchange Act. However, we are required to file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at https://tcbiopharm.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus by reference. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below (including any exhibits, except where otherwise noted):

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed on May 13, 2022; and
●	The description of our securities contained in our registration statement on Form 8-A (File No. 001-41231) filed with the SEC on January 14, 2022, including all amendments and reports filed for the purpose of updating such description.

Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus. You should direct requests for those documents to:

TC BioPharm (Holdings) plc

Maxim 1, 2 Parklands Way

Holytown, Motherwell, ML1 4WR

Scotland, United Kingdom

+44 (0) 141 433 7557

We maintain an internet site at http://www.tcbiopharm.com. Our website and the information contained on or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

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4,347,826 AMERICAN DEPOSITARY SHARES

REPRESENTING 4,347,826 ORDINARY SHARES

TC BIOPHARM (HOLDINGS) PLC

PROSPECTUS

        , 2022

EF Hutton

division of Benchmark Investments, LLC

Until [          ], 2022 (25 days from the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Scottish law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Scottish and United Kingdom courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

Our Memorandum and Articles of Association provide that, to the maximum extent permitted by law, every current and former director and officer (excluding an auditor) is entitled to be indemnified out of our assets against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, which such indemnified person may incur in that capacity unless such liability arose as a result of the actual fraud or willful default.

A company formed under the laws of Scotland may also purchase insurance for directors and certain other officers against liability incurred as a result of any negligence, default, breach of duty or breach of trust in relation to the company. We expect to maintain director’s and officer’s liability insurance covering our directors and officers with respect to general civil liability, including liabilities under the Securities Act of 1933, as amended (or the “Securities Act”), which he or she may incur in his or her capacity as such. We have entered into a deed of indemnity with each of our directors and members of our senior management, each of which provides the office holder with indemnification permitted under applicable law and to the extent that these liabilities are not covered by directors’ and officers’ insurance.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriter of the registrant and its directors and officers for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that these liabilities are caused by information relating to the underwriter that was furnished to us by the underwriter in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below is information regarding share capital issued by TC BioPharm (Holdings) plc and TC BioPharm Limited (prior to completing a corporate reorganization) since January 1, 2018. Some of the transactions described below involved directors, officers and 5% shareholders and are more fully described under the section titled “Related Party Transactions”.

●	On December 17, 2018, the Company issued an aggregate of 174,940 ordinary shares to 19 accredited investors and insiders at a purchase price of £3.5696 per share for aggregate consideration totaling £624,500 in respect of satisfying a convertible loan note.

●	In November 2019, the Company issued an aggregate of 734,390 A ordinary shares to 25 accredited investors and insiders at a purchase price of £4.30 per share for aggregate cash consideration totaling £3,157,877.

●	From December 2019 until July 2020, the Company issued an aggregate of 116,090 A ordinary shares to 8 accredited investors and insiders at a purchase price of £4.30 per share for aggregate cash consideration totaling £499,187.

●	On August 25, 2020, the Company issued an aggregate of 794,540 A ordinary shares to 14 accredited investors and insiders at a purchase price of £4.30 per share for aggregate cash consideration totaling £3,416,522.

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●	On January 18, 2021, the Company issued an aggregate of 1330 A ordinary shares to one accredited investor and insider at a purchase price of £4.30 per share for aggregate cash consideration totaling £5,719.

●	On January 19, 2021, the Company issued an aggregate of 46,510 A ordinary shares to one accredited investor and insider at a purchase price of £4.30 per share for aggregate cash consideration totaling £199,993.

●	On April 30, 2021, the Company issued an aggregate of 23,260 A ordinary shares to one accredited investor and insider at a purchase price of £4.30 per share for aggregate consideration totaling £100,018.

●	On June 16, 2021, the Company issued an aggregate of 18,460 A ordinary shares to one accredited investor and insider at a purchase price of £4.30 per share for aggregate consideration totaling £79,378.

From April 2021 to January 28, 2022, the Company issued Convertible Loan Notes with a face value amount of $17.7 million. The loan note was issued with a 50% discount. Upon listing, 50% of the face value of the outstanding Convertible Loan Notes (including interest accrued to date), and any further balance as elected by the noteholders, will convert into ADSs and Warrants at a conversion price for a unit comprised of one ADS and 1.25 Warrants, which is the lower of (a) the price per share calculated on a fully diluted basis (based on the number of shares in issue and vested share options immediately prior to the IPO being approved by the shareholders) on an assumed entity valuation of $120,000,000 and (b) the listing price. The remaining balance of the loan notes are repayable or convertible (at the same value) at the loan note holders’ option in two equal tranches at 90 days and 180 days after the listing date. In the event of an act of default (including if the Company does not list despite its and its bankers’ efforts before February 15, 2022) the outstanding notes become repayable at their face value.

Immediately prior to completion of the Initial Public Offering, TC BioPharm (Holdings) plc re-organized its share capital whereby all of the outstanding series A ordinary shares were re-designated as ordinary shares of TC BioPharm (Holdings) plc on a one for one basis. Immediately prior to the completion of the offering, a further 1,234,646 ordinary shares were issued, under the terms of our Articles of Association to certain shareholders who, prior to the IPO, owned A ordinary shares which carried the right, to subscribe at nominal value for a certain number of additional shares, calculated by reference to the pre-money valuation of the IPO.

On February 10, 2022, TC BioPharm (Holdings) plc completed an IPO on Nasdaq, issuing 4,117,648 American Depositary Shares (“ADSs”) representing 4,117,648 ordinary shares with nominal value of £41,176 and warrants to buy 9,470,590 ADSs at a combined issue price of $4.25 for proceeds before expenses of $17.5 million.

At the date of the IPO loan notes totaling $13,447,012, converted into 3,164,015 ADSs and 6,328,030 Warrants at a combined issue price of $4.25.

The offers, sales and issuances of the securities and loan notes described above were exempt from registration either (i) under Section 4(a)(2) of the Securities Act in that the transactions did not involve any public offering, (ii) under Rule 701 promulgated under the Securities Act in that the transactions were under compensatory benefit plans and contracts relating to compensation or (iii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

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Item 8. Exhibits and Financial Statement Schedules

Exhibits:

Exhibit	Description	Schedule/ Form	File Number	Exhibit	File Date
1.1	Form of Underwriting Agreement between Registrant and EF Hutton division of Benchmark Securities LLC *
2.1	Deposit Agreement – Bank of New York Mellon for American Depositary Shares **	F-1	333-260492	4.1	03/08/2022
2.2	Form of American Depositary Share (included in Exhibit 2.1) **	F-1	333-260492	4.2	03/08/2022
2.3	Warrant Agent Agreement with Computershare Inc. **	F-1	333-260492	4.4	03/08/2022
2.4	Form of Warrant Certificate (included in Exhibit 2.3) **	F-1	333-260492	4.5	03/08/2022
2.5	Form of Ordinary Share Certificate **	F-1	333-260492	4.6	03/08/2022
3.1	Articles of Association of TC BioPharm (Holdings) plc **	F-1	333-260492	3.2	03/08/2022
4.1	Form of Representative Warrant**	F-1	333-260492	4.3	03/08/2022
4.2	Form of 2014 Share Option Scheme of Registrant **	F-1	333-260492	10.1	03/08/2022
4.3	Form of 2021 Share Option Scheme (including sub-plan for U.S. based persons) of Registrant **	F-1	333-260492	10.2	03/08/2022
4.4	Form of 2021 Company Share Option Plan (CSOP) of Registrant **	F-1	333-260492	10.3	03/08/2022
4.5	Convertible Loan Note, up to $20,000,000 in principal amount **	F-1	333-260492	10.6	03/08/2022
4.6	Form of Lock Up Agreement of Pre-IPO Smaller Shareholders **	F-1	333-260492	10.8	03/08/2022
4.7	Form of Lock Up Agreement of Pre-IPO Management and Larger Shareholders **	F-1	333-260492	10.9	03/08/2022
4.8	Form of Lock Up Agreement of Holders of Convertible Loan Notes **	F-1	333-260492	10.10	03/08/2022
4.9	Form of Deed of Indemnity for directors and officer **	20-F	001-41231	4.10	05/13/2022
4,10	Description of Securities of Registrant **	20-F	001-41231	4.11	05/13/2022
4.11	Code of Ethics of the Registrant **	F-1	333-260492	11.1	03/08/2022
5.1	Opinion of Addleshaw Goddard **
8.1	List of Subsidiaries of Registrant **	F-1	333-260492	21.1	03/08/2022
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm *
23.2	Consent of Addleshaw Goddard (included in Exhibit 5.1) **
24.1	Power of Attorney (included as part of the signature page of original filed Registration Statement) ⸶
107	Filing Fee Table *

*	Filed Herewith

**	Previously filed.

⸶	To be filed by amendment.

+	Indicates management contract or compensatory plan.

Schedules:

None

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Item 9. Undertakings

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing this amended registration statement on Form F-1 with the Securities and Exchange Commission and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glasgow, Scotland, United Kingdom, on May 31, 2022.

TC BIOPHARM (HOLDINGS) PLC

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bryan Kobel	Chief Executive Officer and Director (Principal Executive Officer)	May 31, 2022
Bryan Kobel

/s/ Martin Thorp	Chief Financial Officer and Director (Principal Financial and	May 31, 2022
Martin Thorp	Accounting Officer)

/s/ Michael Leek	Executive Chairman of the Board of Directors	May 31, 2022
Dr. Michael Leek

/s/ Dr Mark Bonyhadi	Non-Executive Director	May 31, 2022
Dr Mark Bonyhadi

/s/ James Culverwell	Non-Executive Director	May 31, 2022
James Culverwell

/s/ Arlene Morris	Non-Executive Director	May 31, 2022
Arlene Morris

/s/ Edward Niemczyk	Non-Executive Director	May 31, 2022
Edward Niemczyk

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SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement or amendment thereto on May 31, 2022.

TC BioPharm (North America) Inc.

By:	/s/ Bryan Kobel
Name:	Bryan Kobel
Title:	Chief Executive Officer and Director

Authorized Representative in the United States

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